As filed with the Securities and Exchange Commission on November 9, 2007.

File No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

IMMUNOCELLULAR THERAPEUTICS, LTD.

(Exact name of registrant as specified in its charter)

Delaware	11-2856146
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1999 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

(Address of principal executive offices)

2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd.

(Full title of the plan)

C. Kirk Peacock

Interim President

ImmunoCellular Therapeutics, Ltd.

1999 Avenue of the Stars, 11th Floor

Los Angeles, California 90067

(Name and address of agent for service)

(310) 423-0845

(Telephone number, including area code, of agent for service)

Copy to:

Marc Brown

Troy & Gould PC

1801 Century Park East, Suite 1600

Los Angeles, California 90067

(310) 789-1269

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.0001 per share(2)	1,186,660 shares(2)	$0.961379(2)	$1,140,830(2)	$35.02
Common Stock, par value $0.0001 per share (3)	303,278 shares(3)	$1.15(3)	$348,770(3)	$10.71
Total	1,489,938 shares	—	$1,489,600	$45.73

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, this registration statement covers, in addition to the shares of common stock specified above, an indeterminate number of additional shares of common stock that may become issuable under the 2006 Equity Incentive Plan as a result of the anti-dilution adjustment provisions of the plan.

(2)	Represents shares issuable upon the exercise of outstanding options under the 2006 Equity Incentive Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(h) of the Securities Act on the basis of the weighted-average exercise price of such options of $0.961379 per share.

(3)	Represents shares reserved for issuance pursuant to future awards under the 2006 Equity Incentive Plan. The proposed maximum offering price per share and maximum aggregate offering price for these shares were estimated pursuant to Rule 457(c) of the Securities Act of 1933 on the basis of the $1.15 average of the high and low trading prices of the registrant’s common stock as reported on the OTC Bulletin Board on November 6, 2007.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*	Documents containing the information specified in this Part I to be contained in the Section 10(a) prospectus will be delivered to participants in the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (the “Company”), as required by Rule 428 of the Securities Act of 1933. Such information is not required to be included in this registration statement, and such documents are not required to be filed with the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents previously filed by the Company with the SEC under the Securities Exchange Act of 1934 are incorporated by reference into this registration statement:

•	The Company’s Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006 filed on April 2, 2007;

•	The Company’s Quarterly Report on Form 10-QSB for the quarter ended March 31, 2007 filed on May 15, 2007;

•	The Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2007 filed on August 14, 2007; and

•

The Company’s Current Reports on Form 8-K filed on January 12, 2007, January 26, 2007, February 5, 2007, February 23, 2007, April 11, 2007, May 9, 2007, and July 3, 2007, August 6, 2007, August 10, 2007, October 12, 2007, November 2, 2007 and November 6, 2007, respectively.

In addition, each document that the Company files with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all shares of common stock registered hereunder have been sold or that deregisters all such shares of common stock then remaining unsold shall be deemed to be incorporated by reference into this registration statement and to be part thereof from the date of the filing of such document.

Item 4.	Description of Securities

The holders of the Company’s common stock are entitled to equal dividends and distributions per share with respect to the common stock when, as and if declared by the Board of Directors from legally available funds. No holder of any shares of common stock has a preemptive right to subscribe for any of the Company’s securities, nor are any common shares subject to redemption or convertible into other securities. Upon liquidation, dissolution or winding-up of the Company, and after payment of creditors and preferred stockholders, if any, the assets will be divided pro rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Each share of the Company’s common stock is entitled to one vote with respect to the election of any director or any other matter upon which stockholders are required or permitted to vote.

Item 5.	Interests of Named Experts and Counsel

Troy & Gould PC, Los Angeles, California, has rendered an opinion with respect to the validity of the shares of common stock covered by this registration statement. Sanford J. Hillsberg, one of the Company’s directors and the beneficial owner of 1,604,350 shares and options and warrants to acquire shares of the Company’s common stock, is a member of Troy & Gould PC. Troy & Gould PC and certain of its other employees and of counsel beneficially own in the aggregate 789,472 shares, options and warrants to acquire shares of the Company’s common stock. The beneficial ownership of shares described in this paragraph includes all options and warrants that may be exercised within 60 days from the date of this registration statement.

Item 6.	Indemnification of Directors and Officers

The Company’s Certificate of Incorporation provides that no officer or director will be personally liable to the Company or its stockholders for monetary damages except as provided pursuant to Delaware law. The Company’s Bylaws and Certificate of Incorporation also provide that the Company will indemnify and hold harmless each person who serves at any time as a director, officer, employee or agent of the Company from and against any and all claims, judgments and liabilities to which such person shall become subject by reason of the fact that he is or was a director, officer, employee or agent of the Company and will reimburse such person for all legal and other expenses reasonably incurred by him or her in connection with any such claim or liability. The Company also has the power to defend such person from all suits or claims in accord with the Delaware law. The rights accruing to any person under the Company’s Bylaws and Certificate of Incorporation do not exclude any other right to which any such person may lawfully be entitled, and the Company may indemnify or reimburse such person in any proper case, even though not specifically provided for by the Bylaws and Certificate of Incorporation.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

The following exhibits are filed with this registration statement or are incorporated by reference as a part of this registration statement:

4.1	Certificate of Incorporation, as amended and restated to date, of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on November 3, 2006 and May 9, 2007, respectively, as exhibits to its Current Reports on Form 8-K and incorporated herein by reference).

4.2	Bylaws, as amended and restated to date, of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on February 6, 2006 as an exhibit to its Current Report on Form 8-K and incorporated herein by reference).

4.3	2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on February 6, 2006 as an exhibit to its Current Report on Form 8-K and incorporated herein by reference).

4.4	Amendment No. 1 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. dated October 30, 2006 (previously filed by the Company on September 14, 2007 as an exhibit to SB-2/A and incorporated herein by reference).

4.5	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (included with this registration statement).

4.6	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (included with this registration statement).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Stonefield Josephson, Inc. (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).

Item 9.	Undertakings

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this registration statement;

(iii) To include any additional or changed material information with respect to the plan of distribution; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the SEC by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To file a post-effective amendment to remove from registration any of the securities being registered that remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Los Angeles, California, on November 9, 2007.

IMMUNOCELLULAR THERAPEUTICS, LTD.

By:	/s/ C. Kirk Peacock
C. Kirk Peacock
Chief Financial Officer and Interim President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints C. Kirk Peacock as his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her in any and all capacities, to sign this registration statement on Form S-8 and any amendments hereto (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as he or she might do or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ C. Kirk Peacock	Chief Financial Officer and Interim President (principal executive and financial and accounting officer)	November 9, 2007
C. Kirk Peacock

/s/ Jacqueline Brandwynne	Director	November 9, 2007
Jacqueline Brandwynne

/s/ Richard A. Cowell	Director	November 9, 2007
Richard A. Cowell

/s/ Sanford J. Hillsberg	Director	November 9, 2007
Sanford J. Hillsberg

	Director	November , 2007
Robert L. Martuza

/s/ Manfred Mosk	Director	November 9, 2007
Manfred Mosk

/s/ John Yu	Director	November 9, 2007
John Yu

EXHIBIT INDEX

4.1	Certificate of Incorporation, as amended and restated to date, of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on November 3, 2006 and May 9, 2007, respectively, as exhibits to its Current Reports on Form 8-K and incorporated herein by reference).

4.2	Bylaws, as amended and restated to date, of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on February 6, 2006 as an exhibit to its Current Report on Form 8-K and incorporated herein by reference).

4.3	2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (previously filed by the Company on February 6, 2006 as an exhibit to its Current Report on Form 8-K and incorporated herein by reference).

4.4	Amendment No. 1 to the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. dated October 30, 2006 (previously filed by the Company on September 14, 2007 as an exhibit to SB-2/A and incorporated herein by reference).

4.5	Form of Non-Qualified Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (included with this registration statement).

4.6	Form of Incentive Stock Option Agreement for the 2006 Equity Incentive Plan of ImmunoCellular Therapeutics, Ltd. (included with this registration statement).

5.1	Opinion of Troy & Gould PC (included with this registration statement).

23.1	Consent of Stonefield Josephson, Inc. (included with this registration statement).

23.2	Consent of Troy & Gould PC (included in the opinion filed as Exhibit 5.1).

24.1	Power of Attorney (included on the signature page of this registration statement).